THIRD AMENDMENT
TO THE FUND ADMINISTRATION SERVICING AGREEMENT
THIS THIRD AMENDMENT effective as of November 14, 2019, to the Fund Administration Servicing Agreement (the “Agreement”) dated as of December 21, 2018, as amended, is entered into by and between Tidal ETF Trust, a Delaware statutory trust (the “Trust”) and Tidal ETF Services, LLC, a Delaware limited liability company (“Tidal”).
RECITALS
WHEREAS, the parties have entered into the Agreement; and
WHEREAS, the parties desire to amend the Agreement to add the following series of the Trust to Exhibit A, as amended:
SP Funds Dow Jones Global Sukuk ETF
SP Funds S&P 500 Sharia Industry Exclusions ETF

WHEREAS, Section 11 of the Agreement allows for its amendment by written agreement executed by both parties and authorized or approved by the Board of Trustees of the Trust.
NOW, THEREFORE, the parties agree as follows:
Second Amended Exhibit A of the Agreement is hereby superseded and replaced in its entirety with Third Amended Exhibit A attached hereto.
Except to the extent amended hereby, the Agreement shall remain in full force and effect.
IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TIDAL ETF TRUST On behalf of each series listed on Exhibit A attached hereto	TIDAL ETF SERVICES, LLC
By: /s/ Eric W. Falkeis	By: /s/ Eric W. Falkeis
Name: Eric Falkeis	Name: Eric Falkeis
Title: Chief Executive Officer	Title: Chief Executive Officer
Date: 11/22/19	Date: 11/22/19

Third Amended Exhibit A to the Fund Administration Servicing Agreement
Separate Series of Tidal ETF Trust
Name of Series
Aware Ultra-Short Duration Enhanced Income ETF
SoFi Select 500 ETF
SoFi Next 500 ETF
SoFi 50 ETF
SoFi Gig Economy ETF
RPAR Risk Parity ETF
SP Funds Dow Jones Global Sukuk ETF
SP Funds S&P 500 Sharia Industry Exclusions ETF

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